Exhibit 4.10

Australia Stock Purchase Plan

AECOM Technology Corporation

November 2000

AECOM Technology Corporation

Australia Stock Purchase Plan

1              Objectives and Commencement

1.1          Objectives

The objectives of this Plan are:

(a)                                  to provide Eligible Employees with an incentive to improve the performance of the Participating Companies;

(b)           improve the opportunity to enhance the share value of the Company; and

(c)           to assist in the retention and motivation of Eligible Employees.

1.2          Operation of Plan

The Plan will be operated in accordance with these Rules.

1.3          Subsidiaries

The Sponsoring Company will exercise all voting rights and other powers of control available to it so as to ascertain (in so far as it is able by exercise of such powers and rights)that each other Affiliated Company complies with and gives effect to the Plan.

1.4          Commencement

The Plan operates on and from the date decided by the Board.

2.             Definitions and Interpretation

2.1          Definitions

The following definitions apply in this document.

“Account” means the account (including any subaccounts established from time to time under each such account)maintained to record the interest (if any)of a Member.

“Affiliated Company” means any corporation (other than a Participating Company)the majority of shares in which, at the time of reference, are owned by the Sponsoring Company (whether directly or indirectly through one or more of its subsidiaries), but excluding joint venture firms and any firm that is established on a non-permanent basis.

“Allocation Date” means the last day of each Plan Year.

“Board” means the board of directors of the Sponsoring Company or a committee appointed to act for the board of directors with regard to this Plan.

“Bonus” means bonuses and incentive compensation of all types paid or payable by a Company to an individual during the Plan Year for the period while such an individual has been a Member of the Plan, including, without limitation, contract completion bonuses and incentive compensation bonuses.

“Company” means the Sponsoring Company and each other Participating Company.

“Compensation” means the superannuation salary paid or payable by a Participating Company to an individual during the Plan Year for the period while such individual has been a Member of the Plan excluding overtime pay, shift premium and Bonuses.

“Eligible Employee” means an Employee whom the Board decides is eligible to participate in the Plan under Rule 3.

“Employee” means a permanent, full-time or part-time employee or executive director of one or more Participating Companies; provided, however, that “Employee” shall not include any person who receives no Compensation or Bonus earned from sources in Australia.

“Employer” in relation to an Employee means the Participating Company that employs the Employee.

“Entry Date” means the first day of the second calendar month immediately following the date the individual becomes an Employee. (For example, and without limitation, December 1,2000 is the Entry Date for an individual who becomes an Employee in October 2000). However, the first Entry Date shall not be prior to the commencement date decided by the Board in accordance with Rule 1.4.

“Hour of Service” means, with respect to each Member:

(a)                                  each hour for which the Member is paid, or entitled to payment, for the performance of duties for a Participating Company or Affiliated Company; and

(b)                                 each hour for which the Member was paid, or entitled to payment, for the performance of duties for a company which was merged with, or acquired by, a Participating Company and an Affiliated Company or any of them.

For purposes of determining a Member’s Hours of Service, a Member who is, or was, credited with one Hour of Service in a month, shall be credited with 190 Hours of Service

“Inter-Company Transferee” means a Member who is transferred on a temporary assignment basis from a Participating Company to an Affiliated Company or from one Affiliated Company to another Affiliated Company after having first been employed by a Participating Company.

“Matching Account” means the Account maintained for a Member that is credited with the Member’s Matching Amount to the Plan in accordance with Rule 5.

“Matching Amount” means:

(a)           in relation to a Member who is not a Senior Associate, an amount equal to 100% of the Matching Percentage for that Plan Year multiplied by the Relevant Amount; and

(b)           in relation to a Member who is a Senior Associate, an amount equal to 120% of the Matching Percentage for that Plan Year multiplied by the Relevant Amount.

“Matching Percentage” means, subject to the following sentences, two times the weighted average of percentage increases, if any, in pre-tax net operating income (“NOI”),as defined below, for the current Plan Year and the last two Plan Years.

More specifically, the Matching Percentage shall be determined in accordance with the following formula:

M = A + (.65)(B) + (.35)(C)

where

M is the Matching Percentage for the current Plan Year;

A is the percentage increase in NOI for the current Plan Year as compared to NOI for the prior Plan Year;

B is the percentage increase in NOI for the prior Plan Year as compared to NOI for the second prior Plan Year; and

C is the percentage increase in NOI for the second Plan Year as compared to NOI for the third prior Plan Year.

Notwithstanding the foregoing, subject to, (1)the Matching Percentage shall be that percentage determined by the Board, in its total discretion, and (2)the Matching Percentage shall not exceed 50%. NOI shall mean pre-tax income from operations, excluding earnings attributable to acquisitions made after the beginning of the prior Plan Year.

“Member” means an Eligible Employee who has elected to participate in the Plan pursuant to an invitation made by the Board under Rule 4, and whose participation is not terminated.

“Participating Company” means an Affiliated Company (or division thereof)which, with the approval of the Sponsoring Company, adopts this Plan pursuant to appropriate written resolutions of the Board or other managing body of such company any by executing such documents with the Sponsoring Company as may be necessary to make such company a parry as a Participating Company. Any such company which adopts the Plan is thereafter a Participating Company with respect to its Employees for the purposes of the Plan. Unless the context requires otherwise, “Participating Company” shall include the Sponsoring Company.

“Pay Period” means, with respect to each Member, the period of one calendar month commencing on the first day of each month for which a Member is paid, or entitled to payment, for the performance of duties for a Participating Company or Affiliated Company.

“Plan” means the AECOM Technology Corporation Australia Stock Purchase Plan as amended from time to time.

“Plan Year” means the period beginning on 1 October and ending on 30 September.

“Pre Tax Contributions” means an amount notionally credited to the Plan in lieu of being paid to the member as Compensation or Bonus, or both. Pre Tax Contributions shall be made under Compensation reduction arrangements or Bonus reduction arrangements, or both between each Member and the Participating Company with respect to Compensation and Bonus not yet earned or otherwise available to a Member at the date of the Member’s election under the arrangement. Rule 5.2 contains the provisions under which Pre Tax Contributions may be made.

“Pre Tax Account” means the Account maintained for a Member by the Participating Company that is notionally credited with the Member’s Pre Tax Contributions in accordance with Rule 5, together with the allocations thereto required by the Plan.

“Qualifying Reason” in relation to an Eligible Employee ceasing to be an Employee, means:

(a)           retirement;

(b)                                 mental or physical ill-health which, in the opinion of the Board, is likely to result in the Eligible Employee being totally and/or permanently disabled ;

(c)           death; or

(d)                                 any other reason which the Board, in its sole discretion, decides should be a Qualifying Reason for the purposes of these Rules.

“Relevant Amount” means, in respect of a Member, the amount (in dollars)equal to the Pre Tax Contributions authorised by the Member in respect of that Plan Year.

“Rules” means these Rules, as said Rules may from time to time be amended.

“Senior Associate” means an Employee:

(a)                                  who is a key designated professional, but excluding an Employee who is also either a vice president or technical director of one or more Participating Companies, and is not eligible to be considered for a bonus or incentive compensation of all types; and

(b)                                 who has been determined to be a Senior Associate by their Employer or the Sponsoring Company.

“Shares” means common stocks issued by the Sponsoring Company.

“Sponsoring Company” means AECOM Technology Corporation including any successor by merger, purchase or otherwise.

“Stock” means an allocation of value representing common stock issued by the Sponsoring Company, and for the removal of doubt, does not include an actual allocation of Shares or an interest in Shares.

“Valuation Date” means March 31, June 30, September 30 and December 31 and any other date specified by the Board.

“Vested Interest” means the portion of the Member’s Account which has become vested in accordance with Rule 7.

“Years of Vesting Service” means, with respect to a Member, each calendar year during which the Member completes at least 1000 Hours of Service.

2.2          Ceasing to be an Employee

For the purposes of these Rules, an Eligible Employee ceases to be an Employee when a Participating Company no longer employs the Eligible Employee or the Employer ceases to be a subsidiary of the Sponsoring Company.

2.3          Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)                                  A singular word includes the plural, and vice versa.

(b)                                 A word that suggests one gender includes the other gender.

(c)                                  If a word is defined, another part of speech that has a corresponding meaning.

(d)                                 If an example is given of anything (including a right, obligation or concept), the example does not limit the scope of that thing.

(e)                                  The word “subsidiary” has the same meaning as in the Corporations Law.

(f)                                    A reference to “dollars” or “$” is to Australian currency.

(g)                                 A reference to “US dollars” or “US$” is to United States currency.

3.             Eligibility

Any person who becomes an Employee on or after the date decided by the Board shall be eligible to become a Member of the Plan as at the Entry Date provided that the person is an Eligible Employee on such date.

4.             Participation in the Plan

4.1          Participation

Any Employee eligible to participate in the Plan in accordance with Rule 3 of the Plan shall become a Member on the first day of the calendar month coincident with or next following the date on which the Employee has filed a completed application to participate in such form and manner and at such time as the Sponsoring Company may proscribe from time to time provided that they are an Employee on such day.

4.2          Content of Application

Each such application shall (i)authorise the automatic deduction of Pre Tax Contributions from such Member’s Compensation or Bonus, or both, or authorise such other method of making contributions as may be required by the Sponsoring Company; and (ii)contain such other information, conditions, understandings, declarations and agreements as the Sponsoring Company from time to time require.

4.3          Effect of election

By electing to participate in the Plan, the Member agrees to be bound by these Rules.

4.4          Duration

(a)                                  The participation of a Member shall be suspended during such times as the Member is an Inter-Company Transferee.

(b)                                 The participation of a Member shall end when the Member ceases to be an Employee or no further benefits are payable to the Member or on the Member’s Account under the Plan.

5.             Participating Company Allocations

5.1          Participating Company Allocations

The Participating Companies shall make provision for each Plan Year such sum as the Board may, in its sole discretion, determine.

5.2          Pre Tax Contributions

Notwithstanding the foregoing, beginning on and after the date decided by thc Board, Pre Tax Contributions may be provided for under the Plan as~follows:

(a)                                  Each Member may authorise a reduction in their Compensation in whole percentages from 1% to 15% for each payroll period beginning with the payroll period next following in which the Member commences participation in the Plan in accordance with Rule 4.

(b)                                 Each Member may authorise a reduction in their Bonus in whole percentages from 1% to i00% for each Plan Year beginning with the Plan Year in which the Member commences participation in the Plan in accordance with Rule 4.

(c)                                  To make Pre Tax Contributions under this Rule, the Employer will reduce the Member’s Compensation or Bonus, or both, by the Relevant Amount and the Participating Company will credit the Member’s Account with an amount equal to 100% of the Relevant Amount.

5.3          Matching Contributions

The Participating Company will provide for the Matching Contribution by crediting the Member’s Account with an amount equal to the Matching Amount.

5.4          Crediting of Account

(a)                                  Such crediting by the Participating Company shall be made, in the case of the Relevant Amount, to the Member’s Pre Tax Account and in the case of the Matching Amount, to the Member’s Matching Account.

(b)                                 Subject to the provisions of this Rule 5, a Member may elect to change, suspend or resume the rate of Pre Tax Contributions effective:

(i)                                     in respect of contributions referrable to reductions in Compensation, as of the first day of the first payroll period of the calendar month following the date of the election;

(ii)                                  in respect of contributions referrable to reductions in bonus, as of the first day of the Plan Year following the election; or

(iii)                               at any other time that the Sponsoring Company may prescribe;

provided that the Member has filed an election in such form and manner and at such time as the Sponsoring Company from time to time may prescribe. .

5.5          No Deemed Change in Pre-Tax Contributions

For the purposes of Rule 5, the following shall not be deemed a change in the Pre Tax Contributions (i)a Member’s initial election of Pre Tax Contributions under this Rule; and (ii)imposition of the limits of this Rule.

6.             Accounts

6.1          Accounts

The value of a Member’s potential interest under the Plan shall be reflected in their Account. One or more subaccounts may be established under each Account for such purposes as the Board deems appropriate.

6.2          Crediting of Contributions and Crediting of Stock

The Account maintained for each Member will be credited in respect of the Relevant Amount as at the last day of each Pay Period and in respect of the Matching Amount on a date not to exceed 90 days from the last day of the relevant Plan Year with the value of the contributions in accordance with Rule 5 and the equivalent number of Stock.

(a)                                  For this purpose, for the Relevant Amount, Stock shall be valued as of the Valuation Date coinciding with or immediately preceding the Valuation Date.

(b)                                 For this purpose, for the Matching Amount, Stock shall be valued as of the Allocation Date.

(c)                                  The Stock shall be credited only to the Accounts of Members who are Eligible Employees.

6.3          Allocation of Dividends, Splits, Recapitalisations, etc.

Dividends, stock splits, conversions, or changes in Share value as a result of a reorganisation or other recapitalisation of the Sponsoring Company shall be valued and credited to an Account in the same proportion as the Shares to which they are attributable bear to the Stock then credited.

6.4          Increases in Stock Value

Changes in Share value other than those set out at Rule 6.3 above shall be valued and credited to an Account in the same proportion as the Shares to which the changes are attributable bear to the Stock then credited to the Account.

6.5          Fractional Stock

For the removal of doubt, Stock allocated to a Member’s account may include whole Stock and fractional Stock.

7.             Vesting of Matching Contributions

(a)                                  For all purposes of the Plan, a Member’s Vested Interest shall be the percentage of the amount credited to their Matching Account determined by the Board from the following vesting schedule on the basis of the number of Years of Vesting Service which the Member has completed as at the date of their retirement:

Years of Vesting Service	Vested Interest in Member’s Account
Less than 5 years	0%
5 years or more	100%

(b)                                 Where a Member who ceased to participate in the Plan because the Member ceased to be an Employee again becomes a member, the Member’s Years of Vesting Service calculated up to the time of ceasing as an Employee shall count toward Year of Vesting Service in the Plan, unless the Board determines otherwise in its sole discretion.

(c)                                  Notwithstanding Rule 7.2 (a)a Member who is then an Employee shall be fully vested in the percentage of the amount credited to their Matching Account determined by the Board if their employment ceases because of a Qualifying Reason.

8.             Vesting of Value of a Member’s Account

8.1          Full Vesting

A Member who is then an Employee as at the date of their retirement shall be fully vested in all the value then credited to their Account and shall be entitled to the cash value represented by his Account at that time. The Member shall not be entitled to the cash value represented by their Account before that time except:

(i)                                     after holding the Stock for a period of not less than 5 years, and with the consent of the Board, where the Member has elected in writing to participate in the AECOM Technology Corporation Global Stock Investment Plan, as amended from time to time, in exchange for the value of the Stock credited to their Account. The period that the Stock has been held for shall be calculated as the total of the period that the Stock has been credited to their Account and the period that any securities which were exchanged for said Stock were held by, or on behalf of, the Member; or

(ii)                                  the Member’s employment ceases because of a Qualifying Reason other than retirement; or

(iii)                               the Member’s employment ceases because of termination with five or more Years of Vesting Service; or

(iv)                              any amount represented by, or standing to, their Account except as required by applicable law.

8.2          Partial Vesting

A Member who at the time of termination has less than five Years of Vesting Service is entitled to the cash value represented by their Account excluding the cash value represented by their Matching Account except a Member shall be vested, per the following schedule, in all the Shares held in their Matching Account if their employment ceases because of Redundancy;

Years of Vesting Service	Vesting Percent
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

9.             Payment

The Member shall, as from the date at which the value of a Member’s Account vests in accordance with Rule 8, be entitled to be paid by the Company:

(a)                                  at the end of the Plan Year in which a Member ceases to be an Employee a Member may sell shares that they have held for at least five years in their Relevant Account. A Member may sell up to the greater of US$50,000 or 20% of the Share value of their Relevant Account back to the Sponsoring Company. The remaining value of the Member’s Account will be distributed per their election in accordance with Rule 9;

(b)                                 where the amount then standing to the Member’s Account is equal to or less than US$5,000, cash equal to 100% of the amount then standing to the Member’s Account;

(c)                                  where the amount standing to the Member’s Account is greater than US$5,000

(i)                                     over the following 5 years at such times as the Board determines, cash equal to 20% of the amount (plus the value of one Share)standing to the Member’s Account on the date at which the value of a Member’s Account fully vests in accordance with Rule 8 plus interest; or

(ii)                                  over the following 5 years at such times as the Board determines, cash equal to one-fifth of the amount (plus the value of one Share)then standing to the Member’s Account at the time of each payment; or

(iii)                               over the following 9 years at such times as the Board determines, cash equal to one-ninth of the amount then standing to the Member’s Account at the time of each payment.

(d)                                 for section 9(c)above, where the employee has worked less than 500 hours in the plan year in which the employee terminates, the first payment shall be paid within 90 days after the end of the plan year in which the employee terminates;

(e)                                  for section 9(c)above, where the employee has work 500 hours or more in the plan year in which the employee terminates, the first payment shall be paid within 90 days after the end of the plan year in which the employee works less than 500 hours.

10.          Administration

10.1        General Powers and Duties of the Board

The Board shall have general responsibility for the administration and interpretation of the Plan (including but not limited to complying with reporting and disclosure requirements and establishing and maintaining Plan records)and shall have the power to waive strict compliance with any of the Rules, in the Board’s opinion, for the benefit of the Members.

10.2        Agents

The Board shall engage such certified public accountants and other advisors and service providers, who may be accountants, advisors or service providers for the Sponsoring Company, as it shall require or may deem advisable for the purposes of the Plan. The Board may rely upon the written opinion of such counsel and the accountants engaged by the Board and may delegate to any such agent or to any subcommittee or member of the Board the authority to perform any act required or permitted to be taken or performed by the Board, including, without limitation, those matters involving the exercise of discretion, provided that any such delegation shall be subject to revocation at any time at the discretion of the Board.

10.3        Suspension of the Plan

(a)                                  The Board may suspend operation of the Plan in its sole discretion.

(b)                                 Suspension under this Rule 10.3 takes effect from the date decided by the Board and continues until the Board resolves to recommence the Plan or terminate it.

(c)                                  The Board may resolve to recommence operation of the Plan following a suspension on any conditions it thinks appropriate.

(d)                                 Suspension under this Rule 10.3 does not affect the operation of these Rules in relation to amounts notionally allocated under the Plan before the suspension commenced, unless the Board resolves otherwise.

10.4        Termination of the Plan

The Board may resolve to terminate the Plan.

10.5        Amendment to Plan

The Board may vary these Rules as it thinks appropriate.

11.          General Limitations and Provisions

11.1        All Risk on Members

Members shall assume all risk in connection with any decrease in the value of Stock credited to the Member’s Accounts. The Participating Companies and the Board shall not be liable or responsible for any decrease in the value of Stock credited to the Member’s Accounts.

11.2        Right to Employment Exclusion

The Plan does not form part of any contract of employment between any Employee and their Employer or any other Company, and does not confer directly or indirectly on any Employee any right to continue to be employed by their Employer.

11.3        Withholding

Each Member agrees to the payment of all income taxes, social security levies, withholding taxes and other similar charges that are due on or with respect to distributions (if any)to that Member under the Plan.

11.4        Fees and Expenses

The expenses of administering the Plan including (i)the expenses incurred by the members of the Board in the performance of their duties under the Plan (including reasonable compensation for any legal counsel, certified public accountants and any agents and cost of services rendered in respect of the Plan), (ii)the expenses incurred by any Board delegate or any employee of a Company charged with the administration or operation of the Plan in the performance of their duties under the Plan, and (iii)all other proper charges and disbursements of the members of the Board (including settlements of claims or legal actions brought against any party approved by the Board, after consulting with counsel to the Plan), shall be paid, to the extent permitted by law, by the Sponsoring Company.

12.          Governing Law

These Rules and the Plan are governed by and shall be construed in accordance with the laws of Victoria, Australia, and (without prejudice to the right of either party to proceed against the other in any other court)each party hereby irrevocably submits to the jurisdiction of the courts of that State and of all courts competent to hear appeals from those courts in relation to any legal action, suit or proceeding arising out of or relating to these Rules and agrees that any such action, suit or proceeding may be brought in that State.